Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-122457) of NCI Building Systems, Inc. and in the related Prospectus, and Registration Statements (Forms S-8) pertaining to the NCI Building Systems, Inc. 2003 Long-Term Incentive Plan (333-124266 and 333-111139), the NCI Building Systems, Inc. Nonqualified Stock Option Plan (333-34899 and 333-12921), and the NCI Building Systems, Inc. 401(k) Profit Sharing Plan (333-111142) of our reports dated January 9, 2006, with respect to the consolidated financial statements of NCI Building Systems, Inc., NCI Building Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NCI Building Systems, Inc., included in this Annual Report (Form 10-K) for the year ended October 29, 2005.

/s/ Ernst & Young LLP

Houston, Texas

January 9, 2006